UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2020

ZOMEDICA PHARMACEUTICALS CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada	001-38298	N/A
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Phoenix Drive, Suite 180, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 369-2555

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	ZOM	NYSE American

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2020, Zomedica Pharmaceuticals Corp. (the “Company”) appointed Robert Cohen as the Company’s Interim Chief Executive Officer, effective immediately.

Mr. Cohen, 62, has more than 35 years of experience developing and successfully commercializing medical and biotechnology devices. Prior to joining our company, commencing in May 2017 Mr. Cohen served as the president and chief executive officer of EmboMedics, Inc. (“EmboMedics”), a medical device company. While at EmboMedics, he led a reorganization and recapitalization of the company culminating in the successful sale of the company. Prior thereto, from November 2009 until February 2017, Mr. Cohen was a founder and President and Chief Executive Officer of Miromatrix Medical, Inc. (“Miromatrix”), a biotechnology device company. During his tenure at Miromatrix, the company developed and commercialized two products and entered into a number of partnering agreements.

Mr. Cohen, the Company and the Company’s wholly owned subsidiary, Zomedica Pharmaceuticals, Inc. (“ZPI”), have entered into an employment agreement pursuant to which ZPI has agreed to pay Mr. Cohen a base salary of $325,000 per year. Mr. Cohen will be eligible to receive a one-time discretionary bonus of up to $81,500 at the end of Mr. Cohen’s employment based on the achievement of certain performance and financial objectives established by the Company’s Board of Directors (the “Board”). Mr. Cohen will also be eligible to participate in ZPI’s employee benefit plans, including health and 401(k) plans, subject to any qualification period therefor. He will also be entitled to the reimbursement of reasonable business expenses and certain health and dental insurance premiums. In the employment agreement, Mr. Cohen has agreed to customary confidentiality, non-competition and intellectual property covenants.

The employment agreement does not have a specified term but will expire, if not terminated prior thereto, upon the hiring of a permanent Chief Executive Officer. Upon the termination of the employment agreement, unless Mr. Cohen’s employment is terminated for “cause” (as defined in the employment agreement), ZPI and Mr. Cohen will enter into a transitional consulting agreement for renewable one-year terms and containing such other terms and conditions as the parties may agree.

In connection with his appointment, the Board granted to Mr. Cohen options to purchase an aggregate of 2,000,000 common shares at an exercise price of $0.19 per share under the Company’s Amended and Restated Stock Option Plan. Options to purchase 666,667 common shares are immediately exercisable and the remaining options to purchase 1,333,333 common shares will vest, if at all, upon the achievement of certain performance targets. The options will expire on the fifth anniversary of the date of grant, subject to earlier termination upon the occurrence of certain circumstances.

There is no family relationship between Mr. Cohen and any director or executive officer of the Company. There are no transactions between Mr. Cohen and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Shameze Rampertab, the Company’s former Interim Chief Executive Officer and Chief Financial Officer, will continue to serve as the Company’s Chief Financial Officer.

The above description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01.	Other Events.

On June 16, 2020, the Board authorized the adoption of an Amended and Restated Stock Option Plan (the “Amended and Restated Plan”), which effected certain immaterial amendments to the Company’s existing Amended and Restated Stock Option Plan (the “Original Plan”).

The Amended and Restated Plan clarifies that the Board will have the discretion to determine whether the provisions of the Amended and Restated Plan providing for the acceleration of options in the event of certain change of control events apply to options granted on or after June 16, 2020 that are subject to performance vesting requirements. All material terms of the Amended and Restated Plan remain the same as previously disclosed in connection with the Original Plan. The Amended and Restated Plan became effective on the date of adoption by the Board of Directors.

The Amended and Restated Plan is filed herewith as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Executive Employment Agreement, dated June 16, 2020, among Zomedica Pharmaceuticals, Inc., Zomedica Pharmaceuticals Corp. and Robert Cohen

99.1	Amended and Restated Stock Option Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOMEDICA PHARMACEUTICALS CORP.

Date: June 17, 2020	By:	/s/ Shameze Rampertab
	Name:	Shameze Rampertab
	Title:	Chief Financial Officer